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                                                                    EXHIBIT 23.5
PERSONAL AND CONFIDENTIAL
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August 12, 1996


Special Committee of the Board of Trustees
Security Capital Pacific Trust
7777 Market Center Avenue
El Paso, Texas  79912

Re:  Registration Statement (File No. 333-4455) of Homestead Village
     Incorporated

Gentlemen:

Reference is made to our opinion letter dated August 12, 1996 with respect to the fairness to Security Capital Pacific Trust ("PTR" or the "Company") of the aggregate consideration (the "Aggregate Consideration") to be received by the Company for the contribution and transfer of 54 properties or the right to acquire such properties pursuant to the Merger and Distribution Agreement dated as of May 21, 1996 by and among the Company, Security Capital Atlantic Incorporated ("Atlantic"), Security Capital Group Incorporated ("SCG") and Homestead Village Incorporated ("Homestead") (the "Merger Agreement"), and the Company's agreement to enter into an agreement (the "Funding Commitment Agreement") to provide secured financing to Homestead in a transaction involving the formation of a newly formed, independent company, Homestead, through the contribution to Homestead of certain assets by the Company, Atlantic and SCG.

In consideration for entering into the Merger Agreement and the Funding Commitment Agreement, the Aggregate Consideration to be received by the Company consists of 9,485,727 shares of Homestead common stock, par value $0.1 per share ("Homestead Common Stock"), 6,363,789 warrants to purchase shares of Homestead Common Stock and up to $144,044,620 in convertible mortgage notes.

The foregoing opinion letter is provided for the information and assistance of the Special Committee of the Board of Trustees of Security Capital Pacific Trust in connection with its consideration of the transaction contemplated therein and is not to be used, circulated, quoted or otherwise referred to for any other purpose, nor is it to be filed with, included in or referred to in whole or in part in any registration statement, proxy statement or any other document, except in accordance with our prior written consent. We understand that the Company has determined to include our opinion in the Proxy Statement of PTR contained within the above-referenced Registration Statement. We are providing such consent in order to comply with requirements under the Federal securities laws. In providing such consent, except as may be required by the Federal securities laws, we do not intend
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Special Committee of the Board of Trustees
Security Capital Pacific Trust
August 12, 1996



that any persons other than the Special Committee of the Board of Trustees of the Company rely upon such opinion.

In that regard, we hereby consent to the reference to the opinion of our Firm under the captions "Summary -- The Transaction -- Fairness Opinion", "The Transaction -- Background", "--Fairness Opinion", "--Merger Agreement" and to the inclusion of the foregoing opinion in the Proxy Statement of PTR contained within the above-referenced Registration Statement. In giving such consent, we do not thereby admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933 or the rules and regulations of the Securities and Exchange Commission.

Very truly yours,


Goldman, Sachs & Co.